Exhibit 10.23

www.fcg.com

December 20, 2002

Ms. Fatima J. Reep
President, First Ticket Travel
10891 Los Alamitos Blvd
Los Alamitos, CA 90720

Re:
First Consulting Group (FCG) and First Ticket Travel (FTT) Letter of Agreement for Travel Agency and Consulting Services for 2003

Dear Fatima:

        This letter confirms our discussions and understanding regarding services to be provided by FTT to FCG during calendar year 2003. Effective January 1, 2003, FTT and FCG agree as follows:

Travel Agency and Planning Services

        During 2003, FTT agrees to provide on-going travel agency services to FCG and its associates on a non-exclusive basis. As full consideration for FTT's travel agency services, FCG agrees to the following transactional service fees to FTT: (i) $48.00 per air or rail ticket and (ii) 13% planning fee for any meetings planned by FTT on behalf of FCG. The 13% planning fee shall be a percentage of meeting costs and shall be net of any commissions earned by FTT from hotels, transportation providers, etc. The appropriate FCG executive sponsor for the meeting shall approve all meeting costs and budget.

        As part of its on-going services, FTT agrees to provide associates with quotes for two rates, lowest available fare and the fare for the most convenient route. In so doing, FTT will be assisting FCG and its associates in ensuring that FCG associates are able to continually evaluate cost of travel each time a trip is booked.

Special Event Services

        FCG will designate First Ticket Travel as FCG's travel agency and provider of meeting planning/logistics services for any special events held by FCG in 2003. In this capacity, FTT will provide at a minimum the following services:

  •
  Provide travel agency services to its associates who will attend the meetings. These services will include: air, rail, and hotel reservations; toll free phone access for FCG associates, 24-hour response time to requests.

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  Utilize the Conference Planning Tool on KITE® for consolidated event, travel and hotel reservations. Provide confirmation notices by email to all attendees 30 to 15 days prior to the event.

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  Negotiate "best available" airfare on FCG's behalf with major carriers to minimize FCG's airfare costs.

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  Provide support and assistance to FCG through the site contract negotiation phase.

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  Prepare and deliver the travel manifest to the hotel.

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  Provide onsite meeting planning/logistics services and travel service support as needed. Function as the primary point-of-contact for FCG associates with travel or hotel questions and meeting planning. Coordinate with the host hotel to resolve issues such as room assignments and ground transportation and all aspects of the meeting costs.

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  Provide support and assistance to FCG through the reconciliation of the Master Account bill, resolve any billing related issues with hotel and vendors

        As full consideration for FTT's services, FCG agrees will pay consideration set forth in "Travel Agency Services" above.

        In addition to the above consideration, FCG will:

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  Provide user account access to the Conference Planning Tool on KITE for registration and confirmation processing.

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  Provide up to 3 rooms at host hotel for onsite travel support, meeting coordination and planning, including a laser printer, a fax machine, internet access for up to three computers, three telephone lines, onsite technical support from the FCG Help Desk, and access to a copy machine.

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  Reimburse FTT for round trip coach-class airfare for necessary FTT staff for onsite support.

        FTT is responsible for providing its own PC equipment and for any expenses incurred not listed above.

General

        The terms of this letter shall be effective for the period beginning January 1, 2003 and ending December 31, 2003. The engagement outlined in this letter may only be terminated by mutual written agreement of the parties or for cause (i.e., a failure to perform by FTT or non-payment by FCG). Any termination for cause requires 30 days advance written notice of default from one party to the other party and the termination shall be effective only if the defaulting party has not cured the default. This letter can only be amended by mutual written agreement of the parties.

        Fatima, we look forward to working with FTT in 2003. If you are in agreement with the engagement terms set forth in this letter, please acknowledge FTT's acceptance of this engagement below.

Sincerely,

Chuck McBride
Executive Vice President and Chief Financial Officer

ACKNOWLEDGED:

Fatima J. Reep President—First Ticket Travel